Exhibit 10.28
SIDE AGREEMENT

This Side Agreement (“Agreement”), dated as of the 11 day of June, 2007, is by and between VATAS Holding GmbH, a German limited liability company (“VATAS”) and RemoteMDx, Inc., a Utah corporation  (the “Company”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

A.
WHEREAS, VATAS and the Company (the “Parties”) entered into a certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated November 9, 2006, whereby VATAS purchased 3,000,000 shares (the “Shares”) of the Company’s Common Stock.

B.
WHEREAS, pursuant to the Securities Purchase Agreement, the Company agreed to register the Shares by the Filing Deadline or pay certain liquidated damages in the form of additional shares of Common Stock of the Company (the “Penalty Shares”).

C.	WHEREAS, the Company has not yet registered the Shares.

D.
WHEREAS, as a result of such failure to register, the Company has a current obligation to issue Penalty Shares in such number as is determined pursuant to Section 7 of the Securities Purchase Agreement.

E.	WHEREAS, the Parties are entering into this Agreement in order to clarify certain matters relating to the Penalty Shares;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

1.             Penalty Share Amount.  From the date hereof and up to and including the date thirty (30) days after the date of this Agreement (the “Suspension Period”), the aggregate amount of Penalty Shares owed to VATAS under Section 7 of the Securities Purchase Agreement shall be fixed at 750,000, notwithstanding any provision of such Section 7 that would otherwise operate during such period to increase the number of Penalty Shares owed.

2.             Registration of the Penalty Shares.  The Company shall include all Penalty Shares (whether in the number fixed pursuant to Section 1 hereof or otherwise payable to VATAS pursuant to Section 7 of the Securities Purchase Agreement) for registration under the Securities Act in the Registration Statement on the same terms as specified in respect of the Shares in Section 7 of the Securities Purchase Agreement.

3.           Failure to register the Penalty Shares. If the Company fails to file the Registration Statement on or prior to the end of the Suspension Period, the fixed amount of Penalty Shares specified in Section 1 hereof shall no longer apply and VATAS shall be owed Penalty Shares as may from time to time be determined pursuant to Section 7 of the Securities Purchase Agreement, as if the Suspension Period had never occurred.

4.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto and separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this agreement by telecopier or e-mail shall be effective as delivery of a manually executed counterpart of this agreement.

5.           Applicability of Securities Purchase Agreement.  Except as expressly set forth herein, all terms and conditions set forth in the Securities Purchase Agreement shall remain in full force and effect.  The provisions of Section 10.1 and 10.4 through 10.9, inclusive,  of the Securities Purchase Agreement shall apply, mutatis mutandis, to this Agreement as if set forth herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

VATAS HOLDING GMBH

By:	/s/ Lars Windhorst
Name:	Lars Windhorst
Title:	Managing Director

REMOTEMDX, INC.
By:	/s/ David Derrick
Name:	David Derrick
Title:	CEO